SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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
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
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                                                                Only (as permitted by Rule 14a-6(e) (2))
( )      Definitive Proxy Statement
(x)      Definitive Additional Materials
( )      Soliciting Material Pursuant to Section 240.14a-11 or Section 240.14a-12

                                   HEI, Inc.
               (Name of Registrant as Specified In Its Charter)

                             FANT INDUSTRIES INC.
                  (Name of Person(s) Filing Proxy Statement)

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                  applies:
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Advertisement, published July 15, 1998.


Dear Fellow HEI Shareholder,

Success is rarely achieved by chance, and it does not come easily. In my own life, success in business has come only through clear thinking, hard work and persistence. Some people say that luck is the key. If it is, then I say that my luck starts at 4:30 every morning. Not to say that luck is a bad thing, but you sure can't count on it.

One thing you can count on is that our group will bring leadership and vitality to HEI. We believe that, in any business, the difference between success and mediocrity is leadership. Success depends on the ability to see changes that should be made and the courage to act decisively. We know from experience that there are no cookie-cutter schemes for real growth. No short cuts. No easy solutions. This is because no two businesses are exactly alike. Each business has its own unique strengths, issues and opportunities. This is certainly true of HEI.

Our experience is in looking analytically at a business and then plotting a course for creating increased value. For each of our nominees - Ed Finch, David Ortlieb, Steve Tondera and Mack Traynor, as well as myself - this skill has been honed through many years of practice. Each of us have done it time and again, and today it is second nature.

Our yardstick for measuring HEI's success will be earnings growth and shareholder value. We have set the bar at $25 per share. Under our leadership, no director will enjoy the rewards of stock options until HEI's stock reaches this price. This way, there will be no question about whether we have earned your support. We don't get rewarded unless you have been rewarded first.

This change - to create the right incentives for success - is basic, important and long overdue, and we will initiate it on day one. With all due respect to the incumbent directors, they have raked in major stock options, at no personal risk, year after year no matter how the Company has performed. Even more troubling, they habitually have exercised the HEI stock options at the earliest opportunity, and turned around and sold then the next day for a quick buck. As a result of this continual selling, the collective holdings of the incumbent board of directors are only slightly more than 2% of the Company's outstanding shares. Their actions contradict all of their recent words about their commitment to HEI and their faith in its bright future.

My own investment in HEI is in the millions of dollars and is truly a long-term commitment. I own 18% of HEI's shares. And just like you, I bought each one of them at market price. As a result, my interests are completely aligned with your interests in the Company, and you can count on me to fight to ensure success for both of us.

Please join with us by voting FOR each proposal on the GREEN proxy card. We need for your support in this contest and I personally appreciate your voting with us. Together we can realize HEI's true potential.

                                           Sincerely yours,

                                           Anthony J. Fant
                                           July 15, 1998


                             FANT INDUSTRIES INC.

Advertisement, published July 16, 1998.


To the Shareholders of HEI, Inc.:

       HEI's directors are showing you pages and pages of statistics to convince you that they are doing a great job, that they are optimistic about HEI's future under their leadership and that they deserve the stock compensation they've been taking.
     As you know, we have a different view. But you don't have to take our word for it.

                                Ask yourself...

         If the directors are doing so well, then why is HEI's stock performing so poorly, even when the stock market, and
         especially technology stocks, have soared over recent years?

                                Ask yourself...

       If the directors really think that HEI has a bright future under their leadership, then why do they hold so little stock themselves and why do they consistently sell their stock within days of exercising their options?

                                Ask yourself...

          Do you think that top management deserved the 250,000 stock options - more than 6% of the Company's shares - given to them from December 1997 to March 1998, after your HEI shares lost more than 50% of their value?

                                Ask yourself...

    Do you want your investment sitting with directors who have failed to find ways for HEI to participate in the industry's growth and who appear to be fearful of change
                                     or...
      Do you want to participate in revitalizing HEI with Anthony Fant, who has an unquestionable record of success in identifying growth opportunities and creating value.

    [Bar graph with the following heading: Ask Yourself... Which Track Record Merits Your Support?

    Data for graph:

                                                     Fant            HEI, Inc.

    $10,000 invested in June 1993               $10,000  $10,000
    Value of that $10,000 as of June 1998       $109,900 $7,030
                                                +999%                  -30%

    Footnote to June 1998 Fant value: Represents the net proceeds upon disposition of, less the equity investment in, Fant's businesses. Fant's businesses are privately held, and the figure shown is based on asset values derived from selling the businesses. Accordingly, the Fant value may reflect significant control premiums that are not necessarily reflected in the stock market value of a public company. Past performance is not necessarily indicative of future results.

    Footnote to June 1998 HEI, Inc. value: Represents the difference between HEI's stock price of $9.25 on June 30, 1993 and $6.50 on June 30, 1998. No dividends were paid during this period.

FANT INDUSTRIES INC.

Shareholder Letter, dated July 15, 1998.


                                                         July 15, 1998


A Message to Fellow Shareholders of HEI, Inc. from Anthony J. Fant,



         We are very pleased to let you know that we have increased our tender offer price for HEI shares to $9.00 in cash.

         We believe that this is a very strong offer and that it demonstrates our commitment to HEI and our confidence in its future under our leadership.

         If you share our belief that this is a strong offer, we urge you to tender your shares and send in your GREEN proxy cards today. You are not required to vote your proxy card to tender your shares. However, for us to deliver this value to you, it is essential that the proposals on the GREEN proxy cards are passed at the Special Meeting of Shareholders on Tuesday, August 4th.

         We, like you, have seen many statistics developed by HEI's directors recently in their effort to convince you that they have earned your support. We invite you simply to compare their track record to our track record and then decide for yourself. As shown in the attached graph, a $10,000 investment in HEI five years ago is worth only about $7,000 today. In contrast, a $10,000 investment in our group of businesses five years ago is worth well over $100,000 today.

         We believe that our offer and track record speak for themselves. We hope that you agree and that you will join with us in revitalizing HEI.

Attention Shareholders of HEI, Inc.:

                             FANT INDUSTRIES INC.

                            is pleased to announce

                  that it has increased its cash tender offer

                     for 11.5% of the shares of HEI, Inc.

                           to $9.00 per share cash.

     You are not required to vote your proxy card to tender your shares. However, for us to deliver this value to you, it is essential that the proposals on the GREEN proxy cards are passed.

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    The Fant Industries tender offer,  proration  period,  and withdrawal rights have been extended and will expire on Tuesday, August 4, 1998, at 12:00 midnight, New York City Time, unless extended further. All shareholders whose shares are validly tendered and not withdrawn and
    accepted  for  payment  pursuant  to  the  offer,   including  shares
    previously tendered, will receive the increased price of $9.00 per share. To date, approximately 1,485,000 shares of the Company's Common Stock have been tendered.
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 If you have questions or need assistance in tendering or voting your shares,

            please contact Beacon Hill Partners at (800) 253-3814.


                             FANT INDUSTRIES INC.